EXHIBIT 99.3

Blüm Holdings Announces Highlights of Proposed Acquisition, Unveils New Brand: Turkey Bag Heroes

SANTA ANA, Calif., Feb. 14, 2024 (GLOBE NEWSWIRE) – Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm Holdings,” “we” or “us”), is pleased to share certain highlights of recently announced proposed acquisition and rollup transaction of three Sacramento retail dispensaries (the “Proposed Acquisition”). Additionally, the Company is excited to introduce a new brand, Turkey Bag Heroes, as part of the strategic rollup efforts in the retail market.

If completed, the Proposed Acquisition will mark Blüm Holdings’ entrance into the Sacramento cannabis market. The Sacramento retail cannabis market exhibits both maturity and opportunity. With a growing regular consumer base, we believe the market presents an ideal landscape for expansion and innovation.

Anticipated Highlights of the Proposed Acquisition:

●	Approximate combined 2023 revenues of the assets: $14.0 million with 50% gross margins
●	Approximate 2023 revenue from delivery: $400,000
●	Estimated cash from operations: $1.9 million
●	A customer base of approximately 150,000
●	Purchase price: $9.7 million, structured as a $1.9 million secured promissory note over 34 to 42 months and the issuance of 1,835,330 shares of the Company’s common stock
●	Sellers will receive 15.63% of the Company, incorporating an additional approximate $14.0 million of revenue to the Company’s 2023 revenues of $33 million while not diluting our gross margin
●	Sellers retain the option to exchange their stock issuance for a five year note in two years at a 35% discount to the purchase price value of the stock
●	The consummation of the Proposed Acquisition values the Company at an estimated $42.0 million pre-transaction

Cookies Sacramento: Neighboring the California State Capitol, in the Lavender District of Sacramento’s Midtown, Cookies Sacramento is located at 1716 J St., Sacramento, CA. Midtown is a hip district with a diverse restaurant scene, from trendy, upscale dining to contemporary global cuisine, plus craft breweries, bars, and nightclubs. There’s also a mix of independent galleries, clothing boutiques, and vintage shops, as well as several music venues. Recently managed by experienced Sacramento serial entrepreneurs, Cookies Sacramento, delivers a unique retail experience in the heart of the city, with seasoned staff and a beautiful 1,500 retail sq. ft. Cookies branded interior. Highlights include state-of-the-art displays and a wide selection of California’s latest premium and exotic products.

@cookiessacramento

Lemonnade North Sacramento: Previously part of the respected Kolas chain, Lemonnade North, stands as a pioneering entity in the cannabis retail landscape located at 1115 Fee Dr., Sacramento, CA. Next to Sacramento’s premier shopping destination, Arden Fair Mall, and boasting visibility from the busy Interstate 80 and 160 Freeways in Northern Sacramento, the store holds a strategic advantage in terms of location and accessibility. The Lemonnade licensing agreement provides an opportunity for exclusive collaborations with Rick Ross and Run The Jewels.

@lemonnadesacramento

Lemonnade South Sacramento: Lemonnade South has been a strong presence in the cannabis community since its inception in 2009. Situated at 1421 47th Ave, Sacramento, CA, the store enjoys strategic proximity to the bustling Interstate 5 Freeway, ensuring convenient access for patrons from across the region. With a rich heritage spanning over 15 years, Lemonnade South embodies a legacy of excellence and commitment to customer satisfaction. Boasting a loyal customer base cultivated over the years, the store serves as a cornerstone of the local community, offering a diverse array of premium cannabis products. Lemonnade South continues to uphold its reputation as a trusted destination for enthusiasts seeking top-quality offerings and unparalleled expertise.

@lemonnadesouthsac

Introducing Turkey Bag Heroes (@turkeybagheroes):

As part of our commitment to innovation and growth, Blüm Holdings is proud to introduce Turkey Bag Heroes. Upon closing of the Proposed Acquisition, Turkey Bag Heroes will serve as a brand under our retail rollup strategy, offering high-quality small batch flower for the cannabis enthusiast. Unlike traditional brands, Turkey Bag heroes, offers exclusive drops in 14-gram and 28-gram quantities, catering to connoisseurs seeking unrivaled sensory journey from aroma to flavor to potency. Turkey Bag Heroes represents the pinnacle of cannabis cultivation – where quality meets indulgence.

About Blüm Holdings

Blüm Holdings is a company focused on the cannabis sector with operations in California. Blüm Holdings operates four dispensaries and direct-to-consumer delivery, and several leading company-owned brands. Korova, a Blüm Holdings brand, is known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar.

For more info, please visit: https://blumholdings.com/

Cautionary Note Regarding Forward Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. Such forward-looking statements are based on the Company’s current expectations based on information currently available and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Such risks may include, among other things, the risk that the Company will not achieve the anticipated benefits of the Proposed Acquisition, such as growth of retail facilities and anticipated financial results; the risk that we may not be able to execute our growth strategies; the risk that we may not successfully negotiate and enter into definitive agreements for the Proposed Acquisition; and the risk that even if we are able to negotiate and enter into definitive agreements, the Proposed Acquisition may not be completed. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission. Forward-looking statements included in this press release are based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law.

Jason Assad LR Advisors LLC.

jassad@blumholdings.com

678-570-6791